Exhbit 10.1

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO SELL OR DISTRIBUTE THEM. THE SECURITIES MAY NOT BE TRANSFERRED, SOLD OR DISTRIBUTED UNLESS REGISTERED UNDER THE ACT OR THE BORROWER RECEIVES AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE BORROWER THAT ANY SUCH TRANSFER, SALE OR DISTRIBUTION IS EXEMPT FROM REGISTRATION UNDER THE ACT.

Principal Amount: US$__________ Issue Date: July [__], 2020

Purchase Price: US$__________

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, WEYLAND TECH, INC, a Delaware corporation (the “Borrower”) (Trading Symbol: WEYL), hereby promises to pay to the order of ____________________(the “Holder”) the sum of US$__________ together with interest on the unpaid balance of this Convertible Promissory Note (the “Note”) at the simple interest rate of ten percent (10%) (the “Interest Rate”) per annum from the date hereof (the “Issue Date”) until the same becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise. The consideration payable to the Borrower for this Note is $__________ (the “Consideration”). The Holder shall pay the Consideration simultaneously with the full execution of the transaction documents related to this Note (collectively, the “Transaction Document’). The maturity date shall be twelve (12) months from the Issue Date (the “Maturity Date”).

The following terms shall also apply to this Note:

Article I. CONVERSION RIGHTS

1.1  Conversion Right. The Holder shall have the right following a Qualifying Event (as defined in 1.2.b) or, the Maturity Date, in respect of the remaining outstanding principal amount of this Note to convert all or any part of the outstanding and unpaid principal amount of this Note into fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock to be issued upon each Conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price (as defined below) then in effect on the date specified in the notice of conversion (the “Notice of Conversion”), delivered to the Borrower by the Holder. The term “Conversion Amount” means, with respect to any Conversion of this Note, the sum of (1) the principal amount of this Note to be converted in such Conversion plus (2) at the Holder’s option, accrued and unpaid interest, if any, on such principal amount at the interest rates provided in this Note as of the Conversion Date, provided however, that the Borrower shall have the right to pay any or all interest in cash.

1.2  Conversion Price.

(a)   Preference Structure. The Note shall have a (1x) liquidation preference equal to one (1) times Holder’s investment amount (the “Preference”) upon a Qualifying Event (as defined below). For purposes of the Preference, a Qualifying Event shall be any of the following events: (i) a sale of any subsidiary. (ii) repayment to the Company in cash in full of amounts advanced to Weyland Indonesia Perkasa (“WIP”), an Indonesian limited liability company, an “Associate” of the Company, or (iii) upon the closing of a financing (or aggregated financings) of five million dollars ($5,000,000) or more, in gross proceeds to the Company.

(b)   Preference/ Conversion. Upon a Qualifying Event, the Holder: (i) would receive the Preference in cash, and (ii) the outstanding principal and accrued interest on the Holder’s Note would automatically convert into the Company’s common stock at a conversion price of $2.50 per share.

(c)   Alternate Conversion Price. If no Qualifying Event occurs prior to the Maturity Date, then the Holder, at its sole discretion, would have the right to be paid back principal with interest, or any portion thereof, or have the ability to convert into (i) to request repayment of all or any portion of the outstanding principal and accrued interest on their Note, or (ii) to convert all or any portion of the outstanding principal and accrued interest on its Note into the Company’s common stock at a conversion price of $1.20 per share.

(d)   Conversion Price Adjustment. The conversion price will be adjusted for any stock splits, stock dividends, recapitalizations or otherwise.

(e)   Registration Rights. The common stock underlying the Notes shall have full piggyback registration rights.

(f)    Closing Date. On or before July 20, 2020.

1.3  Method of Conversion.

(a)   Mechanics of Conversion. Subject to Section 1.1, this Note may be converted by the Holder, by submitting to the Borrower a Notice of Conversion by e-mail. Holder agrees to execute and deliver to the Borrower all transaction documents necessary for the conversion.

(b)   Surrender of Note Upon Conversion. The Holder shall surrender this Note, duly endorsed, by email to the Borrower. Upon conversion of this Note, the Borrower will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount, and accrued interest.

(c)   Delivery of Common Stock Upon Conversion. Upon receipt by the Borrower from the Holder by e-mail of a Notice of Conversion meeting the requirements for conversion as provided in this Section 1.3, the Borrower shall issue and deliver or cause to be issued and delivered to or upon the order of the Holder certificates for the Common Stock issuable upon such conversion in accordance with the terms hereof.

(d)   Delivery of Common Stock by Electronic Transfer. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Borrower is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder, the Borrower shall use its commercially reasonable best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder.

1.4  Concerning the Shares. The shares of Common Stock issuable upon conversion of this Note may not be sold or transferred unless (i) such shares are sold pursuant to an effective registration statement under the Act or (ii) the Borrower or its transfer agent shall have been furnished with an opinion of counsel to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (iii) such shares are sold or transferred pursuant to Rule 144 under the Act (“Rule 144”).

1.5  Prepayment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may designate in writing to the Company. This Note may be prepaid in whole or in part at any time without penalty.

1.6  Application of Payments. All payments made by the Borrower under this Note will be applied first to the interest accrued and unpaid on the unpaid principal balance, and the remainder to the principal.

Article II. MISCELLANEOUS

2.1  Purchase Agreement. By its acceptance of this Note, each party agrees to be bound by the applicable terms of the Purchase Agreement.

2.2  Maximum Interest Rate. Notwithstanding anything to the contrary contained herein, under no circumstances shall the aggregate amount paid or agreed to be paid hereunder exceed the highest lawful rate permitted under applicable usury law (the “Maximum Rate”) and the payment obligations of Company under this Note are hereby limited accordingly. If under any circumstances, whether by reason of advancement or acceleration of the maturity of the unpaid principal balance hereof or otherwise, the aggregate amounts paid on this Note shall include amounts which by law are deemed interest and which would exceed the Maximum Rate, Company stipulates that payment and collection of such excess amounts shall have been and will be deemed to have been the result of a mistake on the part of both Company and Holder, and the party receiving such excess payments shall promptly credit such excess (to the extent only of such payments in excess of the Maximum Rate) against the unpaid principal balance hereof and any portion of such excess payments not capable of being so credited shall be refunded to Company.

2.3  Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

2.4  Assignability. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company. This Note may be transferred by Holder only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

2.5  Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or email, or being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or email address or as subsequently modified by written notice. The addresses for such communications shall be:

If to the Company, to:

Weyland Tech Inc.

85 Broad Street, 16-079

New York, NY 10004

Attn: Brent Suen

E-mail: info@weyland-tech.com

If to the Buyer:

Address:_______________

E-Mail: _______________

Each party shall provide notice to the other party of any change in address.

2.6  Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law. Any action brought by either party against the other concerning the transactions contemplated by this Note or any other agreement, certificate, instrument or document contemplated hereby shall be brought only in the state courts of New York or in the federal courts located in the state of New York.

2.7  Members and Managers Not Liable . In no event shall any member, manager or employee of the Company or Manager be liable for any amounts due or payable pursuant to this Note.

2.8  Counterparts. This Note may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement.

[signature page follows]

IN WITNESS WHEREOF, the undersigned Holder and the Borrower have caused this Agreement to be duly executed as of the date first above written.

WEYLAND TECH INC.

By:________________________________

Name: Brent Suen

Title: Chief Executive Officer

Holder

By:_________________________________

Name: